EXHIBIT 10.14

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”), is made and entered into as of the 22nd day of February, 2005, effective as of the Effective Date (as such term is hereinafter defined), by and between CB RICHARD ELLIS GROUP, INC. and CB RICHARD ELLIS, INC. (collectively, the “Company”), and RAYMOND E. WIRTA (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company currently employs Executive as its Chief Executive Officer, and Executive currently serves as a member of the Company’s Board of Directors (the “Board of Directors”);

WHEREAS, Executive wishes to resign from the position of Chief Executive Officer on the Effective Date but continue as an employee of the Company in a different capacity; and

WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into this Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, it is hereby agreed as follows:

1. Effective Date; Pro Rata Bonus.

(a) From the date of this Agreement until the later of June 2, 2005 or such other date on which the 2005 annual meeting of the Company’s shareholders is held and the Company designates a new Chief Executive Officer (the “Trigger Date”), the Company agrees to continue to pay to Executive his current base salary, payable in regular installments in accordance with the Company’s normal payroll procedures, and to continue Executive’s participation in current bonus programs and benefit plans, according to the terms of such plans and programs as they may exist from time to time. On the Trigger Date, Executive shall submit a letter of resignation to the Board of Directors of the Company (the “Board of Directors”) to resign from the position of Chief Executive Officer and this Agreement shall become effective on the date (the “Effective Date”) immediately following the Trigger Date; provided, however, that in the event the Board of Directors refuses to accept Executive’s resignation and Executive is reinstated as the Chief Executive Officer on the Trigger Date, this Agreement shall become null and void and the current terms of Executive’s employment shall continue in full force in effect; and further provided that if the Board of Directors terminates the employment of Executive without Cause at any time before the Trigger Date, the Effective Date shall be the day before the date of such termination.

(b) Executive shall be entitled to receive a pro-rata portion of the annual bonus (“Pro-Rata Bonus”) which he would have earned if he were employed as the Chief Executive Officer of the Company for the entire 2005 calendar year, with such pro-rata portion being calculated as the product of the annual bonus multiplied by a fraction, the numerator of which is the number of days employed as the Chief Executive Officer of the Company in 2005 and the denominator of which is 365 days. All stock options and “Equity Incentive Plan” shares issued to Executive prior to the Effective Date shall become fully vested and exercisable as of the Effective Date.

2. Duties. The Company hereby agrees to employ Executive as its Vice Chairman, and Executive agrees to render services to the Company as a member of the Board of Directors, for the “Employment Period” (as such term is hereinafter defined); provided, however, that in the event the Executive shall be removed from the Board of Directors, Executive shall nonetheless continue as an employee for the remainder of the Employment Period. Executive agrees to use his best efforts during the Employment Period to protect, encourage and promote the interests of the Company and its subsidiaries and affiliates (collectively, the “Affiliates”). During the Employment Period, Executive shall also perform such other duties consistent with the offices held by Executive, including overseas business travels, as may be reasonably assigned to him from time to time by the Chief Executive Officer of the Company, and will devote substantial time and attention to such duties, except while on sick leave, reasonable vacations and excused leaves of absence; provided, however, that Executive shall not be required to be present in the Company’s offices or travel in excess of 40 hours per month.

3. Compensation and Benefits.

(a) The Company agrees to pay to Executive a base salary during the Employment Period at a rate equal to two hundred fifty thousand dollars ($250,000) per year (“Base Salary”), payable in regular installments in accordance with the Company’s normal payroll procedures.

(b) During the Employment Period, Executive shall be eligible to participate in the life, health, long-term disability insurance, deferred compensation plans and 401(k) plan of the Company (the “Company Benefit Plans”) available to other employees of the Company.

(c) The Company will reimburse Executive for reasonable business expenses in performing Executive’s duties and promoting the businesses of the Company and its Affiliates, including, without limitation, reasonable entertaining expenses, automobile expenses, and travel and lodging, when incurred in connection with business matters of the Company or an Affiliate assigned to Executive from time to time. The cost of these items shall be borne by the Company upon presentation of an itemized expense voucher.

4. Employment Period. As used herein, the phrase “Employment Period” shall mean the period commencing on the Effective Date and ending on the 2nd anniversary thereof.

Notwithstanding the foregoing, the Employment Period shall expire on the first to occur of the following:

(a) Termination without Cause. If the Employment Period is terminated by the Company without Cause, Executive shall be entitled to continue to receive his Base Salary for the period beginning on the date of such termination and ending on the 2nd anniversary of the Effective Date. The payments of Executive’s Base Salary by the Company under this Section 4(a) will be made periodically in the same amounts and at the same intervals as if the Employment Period had not ended and Executive’s Base Salary otherwise continued to be paid. In addition, (i) all unvested stock options and unvested “Equity Incentive Plan” shares previously granted to Executive shall automatically vest in full and (ii) the Company shall offer continued medical benefit coverage as required by law; provided that Executive’s obligation to pay premiums for such coverage shall be limited to the employee premiums payable by similarly situated active employees until the earlier of (A) the expiration of the Employment Period and (B) the date Executive becomes employed by another party. Following the expiration of such period of limited premiums, the remaining coverage shall be subject to payment by Executive of any applicable premiums. Executive shall not be required to mitigate the amount of any payment or benefit provided for under this Section 4(a) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4(a) be reduced by any compensation earned by Executive as a result of other employment. Payment to Executive pursuant to this Section 4(a) shall constitute the entire obligation of the Company for severance pay and full settlement of any claim for severance pay under law or in equity that Executive might otherwise assert against the Company or any of its employees, officers or directors on account of the Company’s termination of the Employment Period without Cause. Executive shall remain entitled to any benefits which are then due to him under the Company Benefit Plans.

(b) Termination for Cause. The Company shall have the right to terminate Executive’s employment at any time for Cause by giving Executive written notice of the effective date of termination (which effective date may, except as otherwise provided below, be the date of such notice). For purposes of this Agreement, “Cause” shall mean:

(i) fraud, misappropriation, embezzlement or other proven, felonious act of willful and material misconduct against the Company or any of its Affiliates;

(ii) willful and substantial failure to render services (except by reason of Disability (as such term is hereinafter defined) or incapacity) or comply with the agreements and covenants set forth herein in accordance with the terms of this Agreement, provided that (A) a demand for performance of services had been delivered to Executive by the Chief Executive Officer of the Company at least thirty (30) days prior to termination identifying the manner in which such Chief Executive Officer believes that Executive has failed to perform or comply and (B) Executive has thereafter failed to remedy such failure to perform or comply; or

(iii) conviction of or plea of guilty or nolo contendere to a felony.

If the Company terminates Executive’s employment for any of the reasons set forth in this Section 4(b), the Company shall have no further obligations hereunder from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity, except that Executive shall remain entitled to any benefits which are then due to him under the Company Benefit Plans, and under previously vested stock options and previously vested “Equity Incentive Plan” shares. If Executive’s employment is terminated for Cause and Executive does not consent to such termination, such Executive shall perform no further duties hereunder, but such termination shall not be considered immediately effective and Executive’s rights under this Agreement during the Employment Period shall continue (including, without limitation, the provisions of Section 3 hereof) until the existence of such Cause has been determined by an independent arbitrator appointed by the American Arbitration Association and either party’s rights to petition a court of law for a decision in the matter have been exhausted. In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration in the County of Los Angeles, California by an appointee of the American Arbitration Association and to cooperate with the arbitrator. If the arbitrator determines that Executive’s termination was for Cause, then Executive’s termination shall be considered effective as of the date set forth in the notice of termination, and Executive shall repay to the Company all compensation received pursuant to Section 3 hereof during the period commencing upon Executive’s termination and ending upon the arbitrator’s final determination. If the arbitrator determines that Executive’s termination was not for Cause, then such termination shall be considered without Cause, shall be effective on the date of the arbitrator makes its determination and Section 4(a) shall apply.

(c) Termination on Account of Disability. If the Employment Period is terminated by the Company because of Executive’s Disability (as such term is hereinafter defined), in addition to any benefits paid or payable to Executive under any long-term disability insurance policy maintained for the benefit of Executive, Executive shall be entitled to continue to receive his Base Salary for the period beginning on the date of such termination and ending on the 2nd anniversary of the Effective Date. The payments of Executive’s Base Salary by the Company under this Section 4(c) will be made periodically in the same amounts and at the same intervals as if the Employment Period had not ended and Executive’s Base Salary otherwise continued to be paid. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform his duties under this Agreement for one hundred eighty (180) consecutive days during any twelve (12) month period due to illness, accident or other incapacity (as determined in good faith by a physician mutually acceptable to the Company and Executive). All unvested stock options and unvested “Equity Incentive Plan” shares previously granted to Executive shall vest in full upon Executive’s Disability. Executive shall remain entitled to any benefits which are then due to him under the Company Benefit Plans.

(d) Termination on Account of Death. In the event of Executive’s death during the Employment Period, in addition to any benefits paid or payable to Executive under any life insurance policy maintained by Executive, the Company shall pay to such person or persons, as Executive may specifically designate (successively or contingently) to receive payments under this Agreement following Executive’s death (the “Designated Beneficiary”), Executive’s Base Salary for the period beginning on the date of such termination and ending on the 2nd anniversary of the Effective Date. The payments of Executive’s Base Salary by the Company under this Section 4(d) will be made periodically in the same amounts and at the same intervals as if the Employment Period had not ended and Executive’s Base Salary otherwise continued to be paid. All unvested stock options and unvested “Equity Incentive Plan” shares previously granted to Executive shall vest in full upon Executive’s death.

(e) Voluntary Termination by Executive. In the event that Executive’s service with the Company is voluntarily terminated by Executive, the Company shall have no further obligations hereunder from and after the effective date of such termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity. Executive shall remain entitled to any benefits accrued by him prior to the date of termination under the Company Benefit Plans and under any previously vested stock option and preciously vested “Equity Incentive Plan” shares.

5. Confidential Information.

(a) Executive agrees that any and all confidential knowledge or information, including but not limited to customer lists, books, records, data, formulae, specifications, inventions, processes and methods, developments, and improvements, which has or have been or may be obtained or learned by Executive in the course of his employment with the Company, will be held confidential by Executive and that Executive will not disclose the same to any person outside of the Company either during his employment with the Company or after his employment with the Company has terminated.

(b) Executive agrees that upon termination of his employment with the Company, he will immediately surrender and turn over to the Company all customer lists, books, records, forms, specifications, formulae, data, and all papers and writings relating to the business of the Company and other property belonging to the Company, it being understood and agreed that the same are the sole property of the Company and the Executive will not make or retain any copies thereof.

(c) Executive agrees that all inventions, developments or improvements which he makes, conceives, invents, discovers or .otherwise acquires during his employment with the Company in the scope of his responsibilities or otherwise shall become the sole property of the Company.

6. Non-Competition; Non-Solicitation. Executive acknowledges that, in the course of his employment with the Company, he has become familiar, or will become familiar, with the Company’s trade secrets and with other confidential information concerning the Company and that his services have been and will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees as follows:

(a) During the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Non-Compete Period”), Executive will not directly or indirectly:

(i) engage in any business that competes with any business line of the Company or any of its Affiliates for which the gross revenue of the competing business was in excess of $500 million during 2004, wherever such competing business may be performed (a “Competitive Business”);

(ii) enter the employ of, or render services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates.

(b) During the Non-Compete Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i) solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates;

(ii) solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its affiliates.

(c) Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i) with whom Executive has had personal contact or dealings on behalf of the Company;

(ii) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company; or

(iii) for whom Executive has had direct or indirect responsibility.

(d) Notwithstanding anything to the contrary in this Agreement, Executive may:

(i) directly or indirectly own, solely as an investment, securities of a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (a) is not a controlling person of, or a member of a group which controls, such person, and (b) does not, directly or indirectly, own 5% or more of any class of securities of such person;

(ii) alone or with one or more partners, invest directly (or indirectly through an intervening entity) in real estate; and

(iii) provide services with respect to the real estate or entity referred to in subsection (ii) so long as no fees, other than the reimbursement of costs, are charged, directly or indirectly, by Executive or such partners or entity for such services.

(e) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

7. Injunctive Relief. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of Section 5 or 6 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

8. Key Man Life and Disability Insurance. The Company may, for its own benefit, maintain “key man” life and disability insurance policies covering Executive. Executive shall cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

9. Representations.

(a) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (ii) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity, and (iii) Executive has been provided with the opportunity to have this Agreement reviewed by Executive’s legal counsel prior to its execution.

(b) The Company hereby represents and warrants to Executive that (i) this Agreement has been duly authorized by all necessary corporate action on the part of the Company; and (ii) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.

10. Release.

(a) Executive, for Executive, Executive’s successors, administrators, heirs and assigns, hereby fully and generally releases, waives and forever discharges the Company and its stockholders, directors, officers, employees, agents and attorneys, whether past, present or future (the “Released Parties”), from any and all actions, suits, debts, demands, damages, claims, judgments, liabilities, benefits or other remedial relief of any nature, including, costs and attorneys’ fees, based on acts or occurrences prior to execution of this Agreement, whether known or unknown, including, without limitation, all claims arising out of Executive’s employment prior to and on the date of this Agreement with the Company, as the case may be, their respective subsidiaries and affiliates, their predecessors, successors, assigns, such as (by way of example only) any claim for compensation or other benefits apart from the benefits stated herein and which are provided to Executive under the Company Benefit Plans; material breach of contract; impairment of economic opportunity; any claim under common-law or equity; any tort; claims for reimbursements; claims for commissions; implied or express employment contracts and/or estoppel; or claims for employment discrimination under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866 and 1991, as amended, the Employee Retirement Income Security Act of 1974, as amended, or any other state, federal or local law, statute, or regulation. Executive acknowledges and agrees that this release is an essential and material term of this Agreement and that, without such release, no agreement would have been reached by the parties and no benefits under this Agreement would have been paid. Executive understands and acknowledges the significance and consequences of this Agreement.

(b) Executive represents that Executive has not engaged in any breach of fiduciary duty or criminal activity towards the Company. In reliance upon and conditioned upon the representations by Executive contained in this Agreement, the Company hereby releases Executive from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which the Company has or now claims, or might have or claim, pertaining to or arising out of Executive’s employment by the Company prior to and on the date of this Agreement and agrees not to sue Executive concerning such claims. This release shall run to and be for the benefit of Executive and her heirs and assigns. This release shall run to and be binding upon the Company, and its successors, assigns and transferees.

(c) Executive and the Company hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that the release provided in this Agreement shall be given full fore and effect according to each and all of its express terms and conditions, including those relating to unknown claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. SECTION 1542 PROVIDES:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR”

Executive and the Company each acknowledge that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Executive and the Company each hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive and the Company each acknowledge that they understand the significance and consequence of such release and such specific waiver of SECTION 1542.

11. Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

(a) The Company shall, to the maximum extent permitted by law, indemnify Executive against expenses (including, without limitation, reasonable attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising by reason of the fact that Executive is or was an employee, officer, independent contractor or agent of the Company or any of its Affiliates. The Company shall advance to Executive expenses incurred in defending any such proceedings to the maximum extent permitted by law. The Company’s obligations under this provision shall not cease upon termination of this Agreement.

(b) In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party in such action, as determined by the Court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses, and attorneys’ fees shall be included as part of such judgment. Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover an amount from the unsuccessful party or parties for costs, expenses and attorneys’ fees that exceeds the costs, expenses and attorneys’ fees of the unsuccessful party or parties in connection with the action or proceeding.

(c) Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d) It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(e) This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive’s employment by the Company, this Agreement supersedes all prior and existing negotiations and agreements between them concerning Executive’s employment, and this Agreement can only be changed or modified pursuant to a written instrument executed by each of the parties hereto; provided, however, Executive shall remain entitled to any benefits which are provided to him under the Company Benefit Plans.

(f) All compensation payable hereunder shall be subject to such withholding taxes as may be required by law.

(g) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

(h) This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent governed by federal law.

(i) Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United States mail, registered or certified and postage prepaid, addressed to the Company at 100 North Sepulveda Blvd., El Segundo, CA 90245-4380, Attention: President, or to Executive at 846 Emerald Bay, Laguna Beach, California, 92651, or at such other addresses as may from time to time be designated in writing by the respective parties.

(j) This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement, binding on all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.

CB RICHARD ELLIS GROUP, INC.
CB RICHARD ELLIS, INC.

By:
RAYMOND E. WIRTA	Brett White
President